UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

August 30, 2017
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
□

Ball Corporation
Current Report on Form 8‑K
Dated September 1, 2017

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 30, 2017, the Company issued a press release, attached hereto as Exhibit 99.2, announcing that it will cease production at its Birmingham, Alabama, Chatsworth, California, and Longview, Texas, beverage packaging plants in 2018.  Ball also will begin construction on a new, state-of-the-art beverage packaging facility in Goodyear, Arizona, which is expected to begin production in the second quarter of 2018.  As a result of the closures, a total after-tax charge of approximately $22 million is expected to be recorded in the Company's results.  Approximately 70% of the charge is for employee severance, pension and other employee benefit costs, approximately 20% is for equipment removal and cleanup costs and approximately 10% is for accelerated depreciation and the write-down to net realizable value of certain fixed assets and related spare parts and inventory.  A majority of the charge is expected to be recorded in the third quarter of 2017.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 99.2	Ball Corporation Press Release dated August 30, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Scott C. Morrison
	Name:	Scott C. Morrison
	Title:	Senior Vice President and Chief Financial Officer

Date: September 1, 2017

Ball Corporation
Form 8-K
September 1, 2017

EXHIBIT INDEX

Description	Exhibit

Ball Corporation Press Release dated August 30, 2017	99.2